Exhibit 23.1
Consent of Ernst & Young LLP
Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 18, 2011 (except Note 11, as to which the date is May 6, 2011) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-172683) and related Prospectus of Fusion-io, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Salt Lake City, Utah
May 6, 2011